Exhibit j(2)




                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 17, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Reports to Shareholders of the International Developed Fund and Emerging Markets Fund (each a Portfolio of PIMCO Funds: Multi-Manager Series) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/S/ PricewaterhouseCoopers LLP
Kansas City, Missouri
February 15, 2000